Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Transocean Ltd. for the registration of 651,572 registered shares and to the incorporation by reference therein of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Transocean Inc., and the effectiveness of internal control over financial reporting of Transocean Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Houston, Texas
December 18, 2008